Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Re:   American Utilicraft Corporation
      Commission file No. 333-57552

Dear sir/madam:

      We have been informed that a Form 8-K was filed November 27, 2001 to effect a change in the registrant's certifying accountant from Halt, Thrasher & Buzas, LLP to J.H. Cohn, LLP.

      We have not been provided a final draft copy of the Form 8-K, nor have we provided the required letter regarding our agreement with the content of the Form 8-K. We do have reason to believe that the characterization of the change in auditors is incomplete, and we wish to add the following language:

      Halt, Thrasher & Buzas, LLP has not performed any services for American Utilicraft Corporation since August 14, 2001.

      During the Company's two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there have been no reportable events as defined in Regulation S-K Item 304 (a)(1)(v), except that in connection with the audits of the December 31, 2000 and December 31, 1999 financial statements a reportable condition in the Registrant's internal control environment was noted and brought to management's attention; namely, the Registrant's accounting staff lacked the qualifications necessary to prepare accurate financial statements that comply with Generally Accepted Accounting Principles and accounting and reporting requirements as promulgated by the Securities and Exchange Commission.


                                            Very truly yours,

                                            /s/ Halt, Thrasher & Buzas, LLP
                                            -------------------------------
                                            Halt, Thrasher & Buzas, LLP

January 28, 2002

cc:   Louise Dorsey
      Securities and Exchange Commission 450 Fifth Street, NW Washington, DC 20549 (via fax: 202-942-9582)